Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Organicell Regenerative Medicine Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value	457(c)	50,000,000	$0.04	$2,000,000	$0.0000927	$185.40
Fees Previously Paid
	Total Offering Amounts							$185.40

	Total Fee Offsets							—
		Net Fee Due						$185.40

(1)	We are registering 50,000,000 shares of our common stock that we will put to Tysadco Partners, LLC, a Delaware limited liability company, pursuant to that certain purchase agreement dated September 1, 2022 (the “Purchase Agreement”). Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions that could affect the shares to be offered by the selling stockholder. In the event that the adjustment provisions of the Purchase Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional securities.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of the common stock of the registrant on the OTCQB tier of the over-the-counter market as reported by OTC Markets Group, Inc. on September 21, 2022.